Exhibit 10.44

TENANTS IN COMMON AGREEMENT

This TENANTS IN COMMON AGREEMENT (the “Agreement”), dated effective as of August 2, 2021 (the “Effective Date”), is entered into between GIPIL 525 S PERRYVILLE RD, LLC, a Delaware limited liability company (“GIPIL”), and SUNNY RIDGE MHP, LLC, a Florida limited liability company (“Sunny Ridge”) (each sometimes hereinafter also referred to as a “Tenant in Common”, and collectively referred to herein as the “Tenants in Common”).

WHEREAS, the Tenants in Common will acquire as tenants in common, and not as partners or joint venturers, the percentage undivided interests (each, an “Interest”) set forth in Exhibit A in certain real property and improvements, as more particularly described in Exhibit B attached hereto and incorporated herein (the “Property”);

WHEREAS, the Tenants in Common desire to enter into this Agreement to provide for the orderly administration of their rights and responsibilities as to each other and as to others and to delegate authority and responsibility for the intended further operation and management of the Property; and

WHEREAS, the Property is subject to a loan (the “Loan”) secured by a Mortgage encumbering the Property (the “Mortgage”) in favor of American Momentum Bank (together with its successor and assigns, “Lender”) (the Mortgage and other documents, agreements, and instruments evidencing, securing, or delivered to the Lender in connection with the Loan are collectively referred to herein as the “Loan Documents”).

NOW THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

1. Nature of Relationship Between Co-Tenants. The Tenants in Common shall each hold their respective interests in the Property, in such percentages as set forth on Exhibit A attached hereto and made a part hereof, as tenants in common. The Tenants in Common do not intend by this Agreement to create a partnership or a joint venture, but merely to set forth the terms and conditions upon which each of them shall hold their respective interests in the Property. The Tenants in Common do not intend or desire to create a partnership or joint venture with the Property Manager (as defined in Section 2.1 below). Each Tenant in Common hereby elects to be excluded from the provisions of Subchapter K of Chapter 1 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the joint ownership of the Property. The exclusion elected by the Tenants in Common hereunder shall commence with the execution of this Agreement. Each Tenant in Common hereby covenants and agrees that each Tenant in Common shall report on such Tenant in Common’s respective federal and state income tax returns such Tenant in Common’s respective share of items of income, deduction, and credits which result from holding the Property in a manner consistent with exclusion of the Tenants in Common from Subchapter K of Chapter 1 of the Code, commencing with the first taxable year of the tenancy in common created by this Agreement. No Tenant in Common shall notify the Commissioner of Internal Revenue that such Tenant in Common desires that Subchapter K of the Code apply to the Tenants in Common and each Tenant in Common hereby agrees to indemnify, protect, defend, and hold the other Tenant in Common free and harmless from all costs, liabilities, tax consequences, and expenses, including, without limitation, attorneys’ fees, which may result from any Tenant in Common so notifying such Commissioner in violation of this Agreement or otherwise taking a contrary position on any tax return. Except as expressly provided herein, no Tenant in Common is authorized to act as agent for, to act on behalf of, or to do any act that will bind any other Tenant in Common or to incur any obligations with respect to the Property.

2. Management.

2.1 Property Manager. Concurrently herewith, the Tenants in Common and Generation Income Properties, LP (the “Property Manager”), are entering into a property management agreement (the “Property Management Agreement”) with respect to the Property. The Property Management Agreement shall be for a term of no longer than twelve (12) months, may be renewed on an annual basis for an additional period of no more than twelve (12) months, and shall require the distribution of available cash flow to the Tenants in Common within sixty (60) days following receipt of same. Pursuant to the Property Management Agreement, the Property Manager shall be the sole and exclusive manager of the Property to act as agent of the Tenants in Common with respect to the management and operation of the Property during the term of the Property Management Agreement. Neither: (a) the removal, withdrawal, termination, or resignation of the Property Manager; (b) any assignment for the benefit of creditors by or the adjudication of bankruptcy or incompetency of the Property Manager; nor (c) the termination of the Property Management Agreement, shall cause the termination of this Agreement and this Agreement shall remain in full force and effect notwithstanding any such events. The approval of each Tenant in Common shall be required to approve: (i) any renewal or extension of the Property Management Agreement or any replacement agreement; and (ii) the hiring of any replacement property manager and the terms of any agreement governing the same.

2.2 Authority of the Tenants in Common. The unanimous approval, consent, or other action by the Tenants in Common is required with respect to any actions taken with respect to the Property, including without limitation: (a) the sale or other disposition of all or a portion of the Property: (b) the leasing or re-leasing of all or a portion of the Property; (c) the creation or modification of a blanket lien on the Property as security for an indebtedness; (d) any renewal or extension of the Property Management Agreement or any replacement agreement; and (e) the hiring of any replacement property manager and the terms of any property management agreement governing same. Whenever in this Agreement the consent or approval of the Tenants in Common is required or otherwise requested, the Tenants in Common shall have five (5) days after the date the request for consent or approval is submitted to approve or disapprove of the matter (unless a longer or shorter period for response is specifically provided for herein). The Tenants in Common agree to use their best efforts to respond to any request for consent or approval. If a Tenant in Common does not disapprove of such matter within such five (5) day period (or such longer or shorter period expressly provided for herein), the Tenant in Common shall be deemed to have approved the matter.

3. Income and Expenses. Except as otherwise provided herein, all benefits and obligations of the ownership of the Property, including, without limitation, income, revenue, operating expenses, proceeds from sale or refinance, or condemnation awards shall be shared by the Tenants in Common in proportion to their respective undivided interests in the Property. Without limiting the generality of the foregoing: (a) the Tenants in Common shall receive all cash from operations of the Property after payment of expenses, in proportion to their respective undivided interests in the Property, except for such amounts as may be determined by the Tenants in Common to be retained for reserves or improvements; and (b) taxes shall be paid by each Tenant in Common in proportion to their respective undivided interests.

4. Obligations. The Tenants in Common each agree to perform such acts as may be reasonably necessary to carry out the terms and conditions of this Agreement, including, without limitation:

4.1 Documents. Executing documents required in connection with a sale or refinancing of the Property in accordance with Section 5 below and such additional documents as may be required under this Agreement or may be reasonably required to effect the intent of the Tenants in Common with respect to the Property or any loans encumbering the Property.

4.2 Additional Funds. Each Tenant in Common will be responsible for a pro rata share (based on its undivided interest or as otherwise provided) with respect to taxes, any management fee, or other items specifically applicable to the Property, or any future cash needed in connection with the ownership, operation, management, and maintenance of the Property as determined by the Property Manager pursuant to the Property Management Agreement. To the extent any Tenant in Common fails to pay any funds pursuant to this Section 4.2 within five (5) days after the Property Manager delivers notice that such additional funds are required, the other Tenant in Common may advance such amount. In no event shall such advance remain outstanding by the nonpaying Tenant in Common for a period exceeding ten (10) days. The nonpaying Tenant in Common shall reimburse the paying Tenant in Common, upon demand, the amount of any such advance plus interest thereon at the rate of eight percent (8%) per annum (but not more than the maximum rate allowed by law) until paid. In addition, the Property Manager is hereby authorized to pay the Tenant in Common entitled to reimbursement and interest the amounts due out of future cash from operations or from a sale or refinancing of the Property or other distributions pursuant to the Property Management Agreement. The remedies against a nonpaying Tenant in Common provided for herein are in addition to any other remedies that may otherwise be available, including, but not limited to, the right to obtain a lien against the undivided interest in the Property of the nonpaying Tenant in Common to the extent allowed by law. Notwithstanding the preceding provisions, however, it is expressly understood and agreed that all such rights to, or to obtain, reimbursement are subject and subordinate in all respects to the rights of the Lender and any other lender with an Approved Loan.

5. Sale or Encumbrance of Property.

5.1 Approval Required. Any loan encumbering the Property or any sale of the Property shall be subject to unanimous approval by the Tenants in Common, which approval shall be communicated by written response to a written request for approval. For purposes hereof, a loan encumbering the Property which has been approved by the Tenants in Common in accordance with the foregoing, including but not limited to the Loan, shall be referred to as an “Approved Loan.”

5.2 Distribution of Proceeds. Notwithstanding any other provisions of this Agreement, proceeds of any sale or financing shall be distributed at the closing of the sale or finance as set forth below.

(a) To the extent necessary, the proceeds shall first be used to pay in full any loans encumbering title to the Property.

(b) The proceeds shall next be used to pay all outstanding costs and expenses incurred in connection with the holding, marketing, sale, or financing of the Property.

(c) Any proceeds remaining after payment of the items set forth in this Section 5.2 shall be paid as provided in Section 3.

6. Possession. The Tenants in Common intend to own and/or lease the Property strictly for investment purposes at all times. No Tenant in Common shall have the right to occupy or use the Property at any time during the term of this Agreement.

7. Transfer or Encumbrance.

7.1 Transfer Restrictions. Subject to compliance with the terms of this Agreement, including, without limitation, the terms of Section 10 hereof, applicable securities laws and compliance with the terms of the Loan and the Loan Documents, each Tenant in Common may sell, transfer, convey, pledge, encumber, or hypothecate its Interest in the Property or any part thereof (each a “Transfer”), provided that any transferee shall take such Interest subject to this Agreement, and the transferor and transferee shall execute an assignment and assumption agreement (“Assumption Agreement”) whereby: (a) the transferor assigns to the transferee all of its right, title, and interest in and to this Agreement; and (b) the transferee assumes and agrees to perform faithfully and be bound by all of the terms, covenants, conditions, provisions, and agreements of this Agreement with respect to the undivided Interest to be transferred. Upon the execution and recordation of such Assumption Agreement, the transferor shall be relieved of all liability under this Agreement accruing after the date of recordation of the Assumption Agreement, except for those arising from events occurring prior to the date of the Assumption Agreement, and the transferee shall become a party to this Agreement without requiring any further action by any other Tenant in Common. Each Tenant in Common shall be responsible for compliance with applicable securities laws with respect to any sale or Transfer of its Interest in the Property. Notwithstanding the foregoing, for so long as an Approved Loan is encumbering the Property, a Tenant in Common shall have no right to Transfer any portion of its Interest in the Property, without the prior written consent of the lender under the Approved Loan or as otherwise expressly provided in the Approved Loan.

7.2 Call Option. At any time after the second year anniversary of the Effective Date GIPIL, may, at its election, require Sunny Ridge to sell all of its Interest to GIPIL. Sunny Ridge shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 7.2, including, without limitation, entering into agreements and delivering certificates and instruments as may be deemed necessary or appropriate. The purchase price for Sunny Ridge’s Interest under this Section 7.2 shall be $1,200,000, which each of Sunny Ridge and GIPIL acknowledge is the fair market value of such interest.

8. Partition.

8.1 Right of Partition. The Tenants in Common agree that any Tenant in Common and any of its Successors (as defined below) shall have the right, while this Agreement remains in effect, to have the Property partitioned, and to file a complaint or institute any proceeding at law or in equity to have the Property partitioned in accordance with and to the extent provided by applicable law and to the extent permitted by the Lender. The Tenants in Common acknowledge that partition of the Property may result in a forced sale by all of the Tenants in Common. To avoid the inequity of a forced sale and the potential adverse effect on the investment by the Tenants in Common, the Tenants in Common agree that, as a condition precedent to filing a partition action, the Tenant in Common filing such action (each, a “Selling Tenant”) shall first make a written offer (“Offer”) to sell its Interest to the other Tenant in Common (for the purpose of this Section 8, the “Purchasing Tenant”) at a price equal to: (a) the Fair Market Value (as defined below) of the Selling Tenant’s Interest in the Property minus (b): (i) the Selling Tenant’s proportionate share of any fee or other amount that would be payable to any third party (including any real estate commission) upon the sale of the Property at a price equal to the Fair Market Value; and (ii) selling, prepayment, or other costs that would apply in the event the Property was sold on the date of the Offer.

8.2 Fair Market Value. “Fair Market Value” shall mean the fair market value of the Selling Tenant’s undivided Interest in the Property on the date the Offer is made as determined in accordance with the procedures set forth below. The Purchasing Tenant shall have ten (10) days after delivery of the Offer to accept the Offer. If the Purchasing Tenant accepts the Offer, the Selling Tenant and the Purchasing Tenant shall commence negotiation of the Fair Market Value within five (5) days after the Offer is accepted. If the parties do not agree on the Fair Market Value, after good faith negotiations, within ten (10) days, then each party shall submit to the other a proposal (“Proposal”) containing the Fair Market Value the submitting party believes to be correct. If either party fails timely to submit a Proposal, the other party’s submitted Proposal shall determine the Fair Market Value. If both parties timely submit Proposals, then the Fair Market Value shall be determined in accordance with the procedures set forth below. The parties shall meet within five (5) days after delivery of the last Proposal and mutually appoint an independent certified real estate appraiser. The decision of the appraiser shall be made within thirty (30) days after the appointment of the appraiser. The cost of the appraiser shall be paid equally by the Selling Tenant and the Purchasing Tenant. The closing of the purchase of the Selling Tenant’s Interest shall occur at the offices of a mutually agreeable title company where the Property is located within ten (10) days after the date on which Fair Market Value is determined, whether by agreement or appraisal. Closing costs and prorations shall be allocated as is customary practice where the Property is located.

9. Bankruptcy Option.

9.1 Option. If, during the term of this Agreement, a Tenant in Common is “Bankrupt” (as defined below) (a “Bankrupt Tenant in Common”), the other Tenant in Common shall have the right, to be exercised by written notice (“Bankruptcy Call Notice”) to the Bankrupt Tenant in Common, to buy all of the Bankrupt Tenant in Common’s Interest in the Property. Upon receipt of the Bankruptcy Call Notice, the Bankrupt Tenant in Common shall be obligated to sell to the other Tenant in Common, and the other Tenant in Common shall be obligated to buy the Bankrupt Tenant in Common’s entire Interest in the Property for the Fair Market Value of the Bankrupt Tenant in Common’s Interest in the Property, as Fair Market Value is determined under Section 8 above. Such purchase and sale shall be closed within ten (10) days following the determination of Fair Market Value. The foregoing notwithstanding, if the applicable bankruptcy court or applicable bankruptcy rules require that the Fair Market Value of the Bankrupt Tenant in Common’s Interest in the Property be determined through an alternate valuation method, the parties may agree that such alternate valuation method shall be used to determine the Fair Market Value of the Property that is subject to such court’s jurisdiction in lieu of the procedure established in Section 8, as required by such court or the applicable rules. In addition, any such bankruptcy or other insolvency proceeding will constitute an event of default under this Agreement.

9.2 Bankruptcy. For the purposes of this Agreement, a Tenant in Common shall be considered Bankrupt if such Tenant in Common: (a) is unable to pay its debts as they come due, including any debt associated with the Property; (b) admits in writing to its inability to pay debts as they come due, including any debt associated with the Property; (c) makes a general assignment for the benefit of creditors; (d) files any petition or answer seeking to adjudicate it bankrupt or insolvent; (e) seeks liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts; (f) seeks, consents to, or acquiesces in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official or for any substantial part of its property; (g) is the subject of the entry of an order for relief or approval of a petition for relief or reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future bankruptcy, insolvency, or similar statue, law, or regulation or the filing of any such petition that is not dismissed within ninety (90) days; or (h) is the subject of the entry of an order appointing a trustee, custodian, receiver, or liquidator with respect to all or any substantial portion of its property, which order is not dismissed within sixty (60) days.

9.3 Right of First Refusal. If under federal bankruptcy law, similar debtor relief laws, or other laws affecting the Property, the option to purchase granted under this Section 9 is voided or declared unenforceable, the other Tenant in Common shall have a right of first refusal to buy any Interest in the Property of a Bankrupt Tenant in Common in the event of any proposed transfer by a trustee, receiver, conservator, liquidator, guardian, or other transferor. Such right of first refusal shall provide that the other Tenant in Common may buy the Bankrupt Tenant in Common’s Interest in the Property at the same price and on the same terms as such Interest in the Property is proposed to be sold by such trustee, receiver, conservator, liquidator, guardian, or other transferor. The rights contained in this Section 9 shall be subject and subordinate to the rights of the Lender and any other lender with an Approved Loan with respect to the Interest in the Property.

9.4 No Voting Rights. If any Tenant in Common shall voluntarily or involuntarily be declared bankrupt, then the voting and approval rights of that Tenant in Common shall immediately cease. It is the intention of the Tenants in Common that only the beneficial interest of the Bankrupt Tenant in Common will be vested in the successor Tenant in Common and the consequences of any bankruptcy will not interfere with the operations of the Property.

10. Right of First Offer. If a Tenant in Common desires to sell its Interest in the Property or Transfer its Interest in the Property pursuant to Section 7 (the “Selling Tenant”), then as a condition precedent to such sale or Transfer, the Selling Tenant shall first offer to sell or Transfer its Interest in the Property to the other Tenant in Common (“Offeree”) in writing (“Selling Tenant Notice”), which Selling Tenant Notice shall specify: (a) if the Selling Tenant intends to sell or Transfer all or a portion of its Interest in the Property; and (b) the material terms and conditions, including the price, pursuant to which the Selling Tenant proposes to sell or Transfer its Interest in the Property. The Offeree shall have the right, within ten (10) days after receipt of such Selling Tenant Notice (the “ROFO Purchase Offer Period”), to deliver a written offer (“Purchase Offer”) to the Selling Tenant to purchase the Selling Tenant’s Interest in the Property. If Offeree fails to deliver a Purchase Offer to the Selling Tenant within the ROFO Purchase Offer Period, then the Selling Tenant shall be free to either sell or Transfer its Interest in the Property to a bona fide third party other than Offeree, provided that such sale or Transfer: (i) shall be on the exact same terms and at the exact same price as stated in Selling Tenant Notice; (ii) is in compliance with the terms of the Loan and any other Approved Loan; and (iii) is consummated within sixty (60) days following the expiration of the ROFO Purchase Offer Period. If the Selling Tenant does not sell or Transfer its Interest in the Property within such period, the right provided hereunder shall be deemed to be revived and the Selling Tenant shall not offer its Interest in the Property to any third-party unless first re-offered to Offeree in accordance with this Section 10. The rights contained herein shall be subject and subordinate in all respects to the rights of the Lender and any other lender with an Approved Loan in the Property.

11. General Provisions.

11.1 Mutuality, Reciprocity, Runs with the Land. All provisions, conditions, covenants, restrictions, obligations, and agreements contained herein are made for the direct, mutual, and reciprocal benefit of each and every part of the Property; shall be binding upon and shall inure to the benefit of each of the Tenants in Common and their respective heirs, executors, administrators, successors, assigns, devisees, representatives, lessees, and all other persons acquiring any undivided interest in the Property or any portion thereof whether by operation of law or any manner whatsoever (collectively, “Successors”); shall create mutual, equitable servitudes and burdens upon the undivided interest in the Property of each Tenant in Common in favor of the interest of every other Tenant in Common; shall create reciprocal rights and obligations between the respective Tenants in Common, their interests in the Property, and their Successors; and shall, as to each of the Tenants in Common and their Successors, operate as covenants running with the land, for the benefit of the other Tenant in Common pursuant to applicable law. It is expressly agreed that each covenant contained herein: (a) is for the benefit of and is a burden upon the undivided interests in the Property of each of the Tenants in Common; (b) runs with the undivided interest in the Property of each Tenant in Common; and (c) benefits and is binding upon each Successor owner during its ownership of any undivided interest in the Property, and each owner having any interest therein derived in any manner through any Tenant in Common or Successor. Every person or entity who now or hereafter owns or acquires any right, title, or interest in or to any portion of the Property is and shall be conclusively deemed to have consented and agreed to every restriction, provision, covenant, right, and limitation contained herein, whether or not such person or entity expressly assumes such obligations or whether or not any reference to this Agreement is contained in the instrument conveying such interest in the Property to such person or entity. The Tenants in Common agree that, subject to the terms and conditions of this Agreement, any Successor shall become a party to this Agreement upon acquisition of an undivided interest in the Property as if such person was a Tenant in Common initially executing this Agreement.

11.2 Attorneys’ Fees. If any arbitration, action, or proceeding is instituted between the Tenants in Common arising from or related to this Agreement, the Tenant in Common prevailing in such arbitration, action, or proceeding shall be entitled to recover from the other Tenant in Common all of its or their costs of arbitration, action, or proceeding, including, without limitation, attorneys’ fees and costs as fixed by the court or arbitrator therein.

11.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and all prior and contemporaneous agreements, representations, negotiations, and understandings of the parties hereto, oral or written, are hereby superseded and merged herein.

11.4 Governing Law. This Agreement shall be governed by and construed under the internal laws of the state of Delaware without regard to choice of law rules. Any dispute arising under this Agreement shall be brought in the state and federal courts located in Hillsborough County, Florida, and the parties agree that such courts shall have exclusive jurisdiction with respect to such matters.

11.5 Amendment and Modification. No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless the same is in writing and signed by all parties to this Agreement.

11.6 Notices. Unless specifically stated otherwise in this Agreement, all notices, waivers, and demands required or permitted hereunder shall be in writing and delivered to the addresses set forth below, by one of the following methods:

(a) hand delivery, whereby delivery is deemed to have occurred at the time of delivery;

(b) a nationally recognized overnight courier company, whereby delivery is deemed to have occurred the Business Day (as defined below) following deposit with the courier;

(c) registered United States Mail, signature required and postage-prepaid, whereby delivery is deemed to have occurred on the third Business Day following deposit with the United States Postal Service; or

(d) electronic transmission (facsimile or email) provided that the transmission is completed no later than 5:00 p.m. E.T. on a Business Day and the original also is sent via overnight courier or United States Mail, whereby delivery is deemed to have occurred at the end of the Business Day on which electronic transmission is completed.

To GIPIL	Attn: David E. Sobelman, President 401 E. Jackson Street, Suite 3300 Tampa, FL 33602

To Sunny Ridge:	Sunnyridge MHP, LLC Attn: Richard Hornstrom & Pete Biehayn 2900 W Julia St unit 702 Tampa FL 33629

Any party may change its address for purposes of this Section 11.6 by giving written notice as provided in this Section 11.6. All notices and demands delivered by a party’s attorney on a party’s behalf shall be deemed to have been delivered by said party. Notices shall be valid only if served in the manner provided in this Section 11.6. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday, or a legal holiday on which national banks are not open for general business in the State of Delaware.

11.7 Successors and Assigns. All provisions of this Agreement shall inure to the benefit of and shall be binding upon the Successors, and legal representatives of the parties hereto.

11.8 Term. This Agreement shall commence as of the date written above and shall terminate at such time as the Tenants in Common or their Successors no longer own the Property as tenants in common or otherwise agree to dissolve the tenancy in common. The bankruptcy, death, dissolution, liquidation, termination, incapacity, or incompetency of a Tenant in Common shall not cause the termination of this Agreement.

11.9 Waivers. Any waiver of any provision or of any breach of this Agreement shall be in writing and signed by the party waiving said provision or breach. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

11.10 Counterparts. This Agreement may be executed in counterparts, each of which, when taken together, shall be deemed one fully-executed original.

11.11 Severability. If any portion of this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in full force and effect to the fullest extent permissible by law.

11.12 Further Assurances. From the Effective Date, each Tenant in Common agrees to do such things, perform such acts, and make, execute, acknowledge, and deliver such documents as may be reasonably necessary and customary to complete the transactions contemplated by this Agreement.

11.13 Time is of the Essence. Time is of the essence of each and every provision of this Agreement.

11.14 Memorandum of Agreement. Concurrently with the execution of this Agreement, the parties shall execute a Memorandum of Agreement in the form attached hereto as Exhibit C (“Memorandum of Agreement”). Within five (5) days after the Effective Date, the parties shall cause the Memorandum of Agreement to be recorded in the County where the Property is located.

11.15 Reserved for Any Lender Required Provisions.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first written above.

GIPIL 525 S PERRYVILLE RD, LLC, a DELAWARE LIMITED LIABILITY COMPANY

By:	/s/ David E. Sobelman
Name:	David E. Sobelman
Title:	Authorized Representative

SUNNY RIDGE MHP, LLC a FLORIDA LIMITED LIABILITY COMPANY

By:	/s/ Richard N. Hornstrom
Name:	Richard N. Hornstrom
Title:	MMGR

EXHIBIT A

PERCENTAGE INTERESTS

TENANT IN COMMON	PERCENTAGE UNDIVIDED INTEREST
GIPIL 525 S PERRYVILLE RD, LLC	36.84%
SUNNY RIDGE MHP, LLC	63.16%

EXHIBIT B

PROPERTY

PARCEL A:

LOT 2 AS DESIGNATED UPON THE PLAT OF WILLIAMS MANNY SUBDIVISION OF PART OF THE EAST HALF OF THE NORTHEAST QUARTER OF SECTION 27, TOWNSHIP 44 NORTH, RANGE 2 EAST OF THE THIRD PRINCIPAL MERIDIAN, THE PLAT OF WHICH SUBDIVISION IS RECORDED IN BOOK 40 OF PLATS ON PAGE 27A IN THE RECORDER’S OFFICE OF WINNEBAGO COUNTY, ILLINOIS.

PARCEL B:

A NON-EXCLUSIVE EASEMENT FOR INGRESS AND EGRESS AS SET FORTH IN EASEMENT AGREEMENT DATED DECEMBER 5, 2012 BY AND BETWEEN FIRST ROCKFORD GROUP, INC., 555 REAL ESTATE, L.L.C. AND LABRADOR GROUP, L.L.C., RECORDED MARCH 20, 2013 AS DOCUMENT NO. 20131011893.

Address: 525 South Perryville Road, Rockford, Illinois

Permanent Index Number 12-27-226-009

EXHIBIT C

MEMORANDUM OF AGREEMENT